Exhibit 99.1
For Immediate Release:
Rent-A-Center, Inc. Provides Business Update in Response to COVID-19 Pandemic
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Plano, Texas, April 7, 2020 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today provided an update on its business trends and its actions to respond to COVID-19.
Revenue Update
“The majority of our Rent-A-Center stores remain open to assist customers during this crisis. In fact, about 75% are fully operational with about 25% operating with a closed off showroom and only a handful fully closed. We are seeing strong demand for essential products such as appliances and computers while our ecommerce transaction flow has more than doubled, partially offsetting the reduced activity due to stay at home orders,” said Mitch Fadel, Chief Executive Officer of Rent-A-Center. “Although many of our Preferred Lease retail partners are closed, Preferred Lease customers continue to be able to make payments online or over the phone, which drives ongoing payment activity during this period.”
While we experienced favorable trends to start the quarter with January and February trending positively and running approximately 4 percent ahead of last year, March revenues were off by about 5 percent versus last year as national efforts to contain the COVID-19 virus began to be implemented. As compared to the business model of traditional household durable goods retailers, our recurring revenue stream resulted in total revenue for the first quarter increasing versus the year ago period.
Sales have declined as stay at home orders have been implemented, but are now stabilizing. Offsetting some of the pressure on revenue and collections, our customers should benefit from the U.S. government’s CARES Act. Additionally, approximately 70 percent of customers in our Rent-A-Center and Preferred Lease businesses have the Benefits Plus program, which enables eligible customers who become unemployed to keep their merchandise during this difficult time, with the Company being reimbursed by up to $1,000 for rental payments.
Operating Update
The Company has made a number of adjustments to reduce operating expenses, including executive pay reductions, temporarily furloughing employees in stores and at its corporate office, reducing store hours in some cases, and where possible, renegotiating real estate leases. All non-essential operating expenses are being evaluated. In addition, inventory purchases and capital expenditures have been reduced in order to partially offset revenue reductions. We are targeting reductions of more than $150 million in operating expenses, capital expenditures, and inventory purchases in the second quarter and believe these ongoing actions can partially mitigate the adjusted EBITDA margin and cash flow impact from COVID-19.
While our revenues reflect lower collections activity, we do not expect to see material pressure on skip / stolen losses, as our contracts are leases and unlike a traditional subprime lender, returning the merchandise is always an option for our customers. Additionally, any pressure we do see on skip / stolen losses is reflected as a non-cash write off of inventory when customers stop paying and do not return the merchandise.
The Company ended its first quarter of 2020 with approximately $185 million in cash and approximately $362 million in outstanding debt. The Company has an additional $48 million available on its asset-based revolver with potential to increase its revolving and term loan facilities, with no upcoming maturities. The Company continues to review its capital plan, including its dividend and share repurchase plan, and will provide an update on the Board of Director’s capital allocation decisions in its first quarter earnings call scheduled for May 7, 2020.
“The lease to own industry will remain a critical lifeline for millions of Americans that are being impacted by the virus,” said Mr. Fadel. “While its impact is unprecedented, we are experiencing some similar dynamics to past periods of economic weakness, with needs-based activity from credit constrained shoppers and customers who wish to avoid prolonged credit exposure for purchases. We are confident in our future and look forward to updating you on our upcoming call. We urge everyone to remain safe,” concluded Mr. Fadel.
About Rent-A-Center, Inc.
A lease-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible lease purchase agreements with no long-term obligation. The Company owns and operates approximately 2,100 stores in the United States, Mexico, and Puerto Rico, approximately 1,100 Acceptance Now kiosk locations in the United States and Puerto Rico, and Merchants Preferred, a virtual lease-to-own provider in the United States. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 370 lease-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, continued developments with respect to the COVID-19 pandemic and the governmental responses thereto, including their impact on our revenue and overall financial performance and the manner in which we are able to conduct our operations; increases in lease merchandise write-offs and the provision for returns and uncollectible renewal payments in light of the impact of the COVID-19 pandemic; and the COVID-19 pandemic and government responses’ continuing for a prolonged period of time; and the willingness of our lenders to agree to the upsizing of our revolving credit and/or term loan facilities or our ability to satisfy related conditions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Investors
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com